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                                                                       EXHIBIT 12

                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
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                                          Year Ended December 31,
                             ___________________________________________________
                               1996       1995         1994       1993     1992
Fixed charges:
 Interest and debt expense  $  690.3   $  699.5   $  570.5   $  511.6   $  568.9
 Minority interest charges      18.8       17.2        3.3
 One-third of rental
  expense ................      27.0       27.6       33.3       29.1       29.8
                            ________   ________   ________   ________   ________
   Total .................  $  736.1   $  744.3   $  607.1   $  540.7   $  598.7
                            ========   ========   ========   ========   ========
Earnings:
 Consolidated operating
  income from continuing
  operations .............  $  456.3   $  470.5   $  427.9   $  447.5   $  334.0
 Provision for income
  taxes ..................     128.8      234.5      262.4      140.7      204.4
 Fixed charges ...........     736.1      744.3      607.1      540.7      598.7
                            ________   ________   ________   ________   ________
   Total .................  $1,321.2   $1,449.3   $1,297.4   $1,128.9   $1,137.1
                            ========   ========   ========   ========   ========

Ratio of earnings from con-
 tinuing operations to
 fixed charges ...........      1.79       1.95       2.14       2.09       1.90
                                ====       ====       ====       ====       ====
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